Exhibit 99.1

Press Release

Regeneron Reports Fourth Quarter and Full Year 2019 Financial and Operating Results

•	Fourth quarter 2019 revenues increased 13% to $2.17 billion versus fourth quarter 2018

•	Fourth quarter EYLEA® U.S. net sales increased 13% to $1.22 billion versus fourth quarter 2018 and full year 2019 EYLEA U.S. net sales increased 14% versus 2018

•	Dupixent® global net sales(2), which are recorded by Sanofi, increased 136% to $752 million versus fourth quarter 2018 and increased to $2.32 billion for full year 2019

•	Fourth quarter 2019 GAAP diluted EPS was $6.93 and fourth quarter non-GAAP diluted EPS(1) was $7.50

•	The Company and Sanofi announced intent to restructure antibody collaboration for Kevzara® and Praluent®

Tarrytown, New York (February 6, 2020) -- Regeneron Pharmaceuticals, Inc. (NASDAQ: REGN) today announced financial results for the fourth quarter and full year 2019 and provided a business update.

"Regeneron had a very productive 2019 marked by strong commercial growth for our core franchises, significant pipeline and regulatory progress, and positive financial results," said Leonard S. Schleifer, M.D., Ph.D., President and Chief Executive Officer of Regeneron. "In 2020, we are focused on driving continued growth with EYLEA, Dupixent, and Libtayo and anticipate several new regulatory approvals and submissions across our portfolio. Our expanding pipeline of innovative and complementary immuno-oncology therapies continues to advance, and we feel confident that we are positioned to bring new breakthroughs to cancer patients and be a leader in this rapidly evolving field."

"We continue to work constructively with Sanofi to finalize our modified antibody agreement for Praluent and Kevzara, which we expect to be accretive in 2020," said Robert E. Landry, Executive Vice President, Finance and Chief Financial Officer of Regeneron. "We will provide financial guidance for full year 2020 by no later than the end of the first quarter."

Financial Highlights

	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
($ in millions, except per share data)	2019	2018		2019	2018
Total revenues	$2,170	$1,928	13%	$7,863	$6,711	17%
GAAP net income	$792	$820	(3%)	$2,116	$2,444	(13%)
GAAP net income per share - diluted	$6.93	$7.15	(3%)	$18.46	$21.29	(13%)
Non-GAAP net income(1)	$858	$786	9%	$2,827	$2,622	8%
Non-GAAP net income per share - diluted(1)	$7.50	$6.84	10%	$24.67	$22.84	8%

Business Highlights

Key Pipeline Progress
Regeneron has 22 product candidates in clinical development, including five of the Company's U.S. Food and Drug Administration (FDA) approved products for which it is investigating additional indications. Updates from the clinical pipeline include:
EYLEA® (aflibercept) Injection

•	In December 2019, the Company launched the EYLEA pre-filled syringe in the United States.

Dupixent® (dupilumab)

•	In October 2019, the European Commission (EC) approved Dupixent in chronic rhinosinusitis with nasal polyposis (CRSwNP).

•
The FDA accepted for priority review the supplemental Biologics License Application (sBLA) for children aged 6 to 11 years with moderate-to-severe atopic dermatitis, with a target action date of May 26, 2020. In addition, a Marketing Authorization Application (MAA) for children aged 6 to 11 years with moderate-to-severe atopic dermatitis was recently submitted in the European Union.

•	A Phase 2/3 study in bullous pemphigoid and Phase 3 studies in prurigo nodularis and chronic spontaneous urticaria were initiated.

Libtayo® (cemiplimab)

•	A Phase 2 neoadjuvant study in cutaneous squamous cell carcinoma (CSCC) was initiated.

REGN1979, a bispecific antibody targeting CD20 and CD3

•	In December 2019, the Company reported updated results from the initial clinical trial in patients with non-Hodgkin lymphoma.

•	The potentially pivotal Phase 2 study has been expanded to include patients with diffuse large B-cell lymphoma (DLBCL) and other non-Hodgkin lymphomas.

REGN5458, a bispecific antibody targeting BCMA and CD3

•	In December 2019, the Company announced positive preliminary results from an initial clinical trial in patients with relapsed or refractory multiple myeloma.

Pozelimab, an antibody to C5

•	In December 2019, the Company announced positive top-line results from a Phase 2 trial in paroxysmal nocturnal hemoglobinuria (PNH).

Garetosmab, an antibody to Activin A

•	In January 2020, the Company announced encouraging results from a Phase 2 trial in fibrodysplasia ossificans progressiva (FOP).

REGN-EB3, a multi-antibody therapy to Ebola virus infection

•
The New England Journal of Medicine published results from the randomized, controlled PALM trial showing that Regeneron's REGN-EB3 and another agent provided the highest overall survival rates among four investigational treatments for Ebola.

Business Development Update

•
The Company and Sanofi announced their intent to restructure their antibody collaboration for Kevzara and Praluent and enter into a royalty-based arrangement. Under the proposed terms of the agreement, Sanofi is expected to gain sole global rights to Kevzara and sole rights to Praluent outside of the United States. Regeneron is expected to gain sole U.S. rights to Praluent. Under the proposed terms, each party will be solely responsible for funding development and commercialization expenses in their respective territories. The proposed agreement, which is expected to be finalized in the first quarter of 2020, will not impact the companies' existing collaboration relating to Dupixent and REGN3500.

•
The Company entered into a research collaboration and option licensing agreement with Vyriad, Inc. to discover and develop new oncolytic (cancer-killing) virus-based treatments for various forms of cancer.

Select 2020 Milestones

Programs		Milestones
Dupixent	-	FDA decision (target action date of May 26, 2020) on sBLA and EC decision for expanded atopic dermatitis indication in pediatric patients (6–11 years of age)
	-	Report results from Phase 3 study for asthma in pediatric patients (6–11 years of age)
	-	Report results from Phase 2 portion of Phase 2/3 study in eosinophilic esophagitis (EOE)
Libtayo	-	Interim analysis of overall survival in Phase 3 non-small cell lung cancer (NSCLC) monotherapy study in patients with high PD-L1 expression
	-	Report results from potentially pivotal Phase 2 study in basal cell carcinoma (BCC)
REGN1979 (CD20 and CD3 Antibody)	-	Report updated results from initial study in certain B-cell malignancies
	-	Continue to expand potentially pivotal Phase 2 study
REGN5458 (BCMA and CD3 Antibody)	-	Report updated results from initial study in multiple myeloma
Evinacumab (ANGPTL3 Antibody)	-	Submit BLA and MAA for homozygous familial hypercholesterolemia (HoFH)
Pozelimab (C5 Antibody)	-	Initiate Phase 3 program in PNH
	-	Initiate combination program with Alnylam's cemdisiran
Garetosmab (Activin A Antibody)	-	Discuss regulatory submission for FOP with regulatory authorities
Fasinumab (NGF Antibody)	-	Report results from Phase 3 studies in osteoarthritis pain of the knee or hip
REGN-EB3 (Multi-antibody therapy to Ebola)	-	Complete rolling BLA submission for Ebola

Fourth Quarter and Full Year 2019 Financial Results

Total Revenues: Total revenues increased by 13% to $2.170 billion in the fourth quarter of 2019, compared to $1.928 billion in the fourth quarter of 2018. Full year 2019 total revenues increased 17% to $7.863 billion, compared to $6.711 billion for the full year 2018.

Net product sales were $1.286 billion in the fourth quarter and $4.834 billion for the full year 2019, compared to $1.096 billion in the fourth quarter and $4.106 billion for the full year 2018. EYLEA net product sales in the United States were $1.222 billion in the fourth quarter and $4.644 billion for the full year 2019, compared to $1.079 billion in the fourth quarter and $4.077 billion for the full year 2018. Overall distributor inventory levels for EYLEA in the United States remained within the Company's one-to-two-week targeted range.

Total revenues also include Sanofi and Bayer collaboration revenues(2) of $748 million in the fourth quarter and $2.616 billion for the full year 2019, compared to $729 million in the fourth quarter and $2.188 billion for the full year 2018. Sanofi collaboration revenue in the fourth quarter and full year 2019 included the Company's share of profits from collaboration antibodies (Dupixent, Praluent, and Kevzara) of $104 million and $209 million, respectively, while Sanofi collaboration revenue in the fourth quarter and full year 2018 included the Company's share of losses from collaboration antibodies of $(44) million and $(227) million, respectively. The increase in the Company's share of profits from collaboration antibodies was primarily driven by higher Dupixent profits. Sanofi collaboration revenue in the fourth quarter of 2018 also included the recognition of a cumulative catch-up adjustment of $149 million arising from a change in the estimate of the stage of completion of the collaborations' immuno-oncology programs primarily in connection with the Amended IO Discovery Agreement.

Refer to Table 4 for a summary of collaboration and other revenue.

Research and Development (R&D) Expenses: GAAP R&D expenses were $683 million in the fourth quarter and $3.037 billion for the full year 2019, compared to $601 million in the fourth quarter and $2.186 billion for the full year 2018. The higher R&D expenses in the fourth quarter of 2019 were principally due to additional costs incurred in connection with our earlier-stage pipeline and dupilumab, and higher headcount and headcount-related costs. The higher R&D expenses for the full year 2019 were principally due to a $400 million up-front payment to Alnylam, additional costs incurred in connection with our earlier-stage pipeline, and higher headcount and headcount-related costs. R&D-related non-cash share-based compensation expense was $72 million in the fourth quarter and $250 million for the full year 2019, compared to $68 million in the fourth quarter and $229 million for the full year 2018.

Selling, General, and Administrative (SG&A) Expenses: GAAP SG&A expenses were $587 million in the fourth quarter and $1.835 billion for the full year 2019, compared to $491 million in the fourth quarter and $1.556 billion for the full year 2018. The higher SG&A expenses in the fourth quarter and full year 2019 were primarily due to higher headcount and headcount-related costs, an increase in commercialization-related expenses for Dupixent and EYLEA, additional accruals for loss contingencies associated with ongoing litigation, and higher contributions to independent not-for-profit patient assistance organizations. In addition, in the fourth quarter of 2019, the Company recorded a charge for restructuring-related costs, primarily related to employee separation costs, as the Company has eliminated certain commercialization activities and related headcount in connection with the proposed restructuring of the antibody agreement with Sanofi (as described above). SG&A-related non-cash share-based compensation expense was $45 million in the fourth quarter and $168 million for the full year 2019, compared to $51 million in the fourth quarter and $169 million for the full year 2018.

Cost of Goods Sold (COGS): GAAP COGS was $109 million in the fourth quarter and $362 million for the full year 2019, compared to $44 million in the fourth quarter and $180 million for the full year 2018. The increase in COGS was primarily due to our obligation to pay Sanofi its share of Libtayo U.S. gross profits, third-party royalties on Libtayo U.S. sales, and higher inventory write-downs and reserves.

Cost of Collaboration and Contract Manufacturing (COCM): GAAP COCM was $115 million in the fourth quarter and $420 million for the full year 2019, compared to $73 million in the fourth quarter and $254 million for the full year 2018. The increase in COCM for the full year 2019 was primarily due to the recognition of manufacturing costs associated with higher sales of Dupixent.

Other Income (Expense): GAAP other income (expense), net, includes the recognition of net gains on equity securities of $189 million in the fourth quarter and $118 million for the full year 2019, compared to net losses of $(63) million in the fourth quarter and $(42) million for the full year 2018.

Income Taxes: GAAP income tax expense was $98 million and the effective tax rate was 11.0% in the fourth quarter of 2019, compared to a GAAP income tax benefit of $(144) million and (21.3%) in the fourth quarter of 2018. GAAP income tax expense was $313 million and the effective tax rate was 12.9% for the full year 2019, compared to $109 million and 4.3% for the full year 2018. The effective tax rate for the fourth quarter and full year 2019 was positively impacted, compared to the U.S. federal statutory rate, primarily by stock-based compensation, income earned in foreign jurisdictions with tax rates lower than the U.S. federal statutory rate, and federal tax credits for research activities. The Company's effective tax rate for the fourth quarter and full year 2018 was positively impacted, compared to the U.S. federal statutory rate, primarily by the Company's fourth quarter sale of non-inventory related assets between foreign subsidiaries, which had a net impact on the rate by 24.0% and 6.3% for the fourth quarter and full year 2018, respectively. During the fourth quarter and full year 2018, the Company also recorded an income tax benefit of $56 million and $68 million, respectively, as an adjustment to the provisional amount recorded as of December 31, 2017 for the U.S. Tax Reform Act.

GAAP and Non-GAAP Net Income(1): GAAP net income was $792 million, or $6.93 per diluted share, in the fourth quarter of 2019, compared to GAAP net income of $820 million, or $7.15 per diluted share, in the fourth quarter of 2018. GAAP net income was $2.116 billion, or $18.46 per diluted share, for the full year 2019, compared to GAAP net income of $2.444 billion, or $21.29 per diluted share, for the full year 2018.

Non-GAAP net income was $858 million, or $7.50 per diluted share, in the fourth quarter of 2019, compared to non-GAAP net income of $786 million, or $6.84 per diluted share, in the fourth quarter of 2018. Non-GAAP net income was $2.827 billion, or $24.67 per diluted share, for the full year 2019, compared to non-GAAP net income of $2.622 billion, or $22.84 per diluted share, for the full year 2018.

A reconciliation of the Company's GAAP to non-GAAP results is included in Table 3 of this press release.

2020 Financial Guidance

Given the announcement regarding the intent to restructure the antibody collaboration for Kevzara and Praluent with Sanofi, Regeneron will provide financial guidance for full year 2020 by the end of the first quarter of 2020.

(1)
This press release uses non-GAAP net income and non-GAAP net income per share, which are financial measures that are not calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures are computed by excluding certain non-cash and other items from the related GAAP financial measure. Non-GAAP adjustments also include the estimated income tax effect of reconciling items.

The Company makes such adjustments for items the Company does not view as useful in evaluating its operating performance. For example, adjustments may be made for items that fluctuate from period to period based on factors that are not within the Company's control (such as the Company's stock price on the dates share-based grants are issued or changes in the fair value of the Company's equity investments) or items that are not associated with normal, recurring operations (such as restructuring-related expenses, including employee separation costs). Management uses these non-GAAP measures for planning, budgeting, forecasting, assessing historical performance, and making financial and operational decisions, and also provides forecasts to investors on this basis. Additionally, such non-GAAP measures provide investors with an enhanced understanding of the financial performance of the Company's core business operations. However, there are limitations in the use of these and other non-GAAP financial measures as they exclude certain expenses that are recurring in nature. Furthermore, the Company's non-GAAP financial measures may not be comparable with non-GAAP information provided by other companies. Any non-GAAP financial measure presented by Regeneron should be considered supplemental to, and not a substitute for, measures of financial performance prepared in accordance with GAAP. A reconciliation of the Company's historical GAAP to non-GAAP results is included in Table 3 of this press release.

(2)
The Company's collaborators provide it with estimates of the collaborators' respective sales and the Company's share of the profits or losses from commercialization of products for the most recent fiscal quarter. The Company's estimates for such quarter are reconciled to actual results in the subsequent fiscal quarter, and the Company's share of the profit or loss is adjusted on a prospective basis accordingly, if necessary.

Conference Call Information

Regeneron will host a conference call and simultaneous webcast to discuss its fourth quarter and full year 2019 financial and operating results on Thursday, February 6, 2020, at 8:00 AM. To access this call, dial (800) 708-4540 (U.S.) or (847) 619-6397 (International). A link to the webcast may be accessed from the "Investors and Media" page of Regeneron's website at www.regeneron.com. A replay of the conference call and webcast will be archived on the Company's website and will be available for at least 30 days.

About Regeneron Pharmaceuticals, Inc.

Regeneron is a leading biotechnology company that invents life-transforming medicines for people with serious diseases.  Founded and led for over 30 years by physician-scientists, Regeneron's unique ability to repeatedly and consistently translate science into medicine has led to seven FDA-approved treatments and numerous product candidates in development, all of which were homegrown in Regeneron's laboratories. Regeneron's medicines and pipeline are designed to help patients with eye diseases, allergic and inflammatory diseases, cancer, cardiovascular and metabolic diseases, pain, infectious diseases, and rare diseases.

Regeneron is accelerating and improving the traditional drug development process through its proprietary VelociSuite® technologies, such as VelocImmune® which uses unique genetically-humanized mice to produce optimized fully-human antibodies and bispecific antibodies, and through ambitious research initiatives such as the Regeneron Genetics Center®, which is conducting one of the largest genetics sequencing efforts in the world.

For additional information about the Company, please visit www.regeneron.com or follow @Regeneron on Twitter.

Forward-Looking Statements and Use of Digital Media

This press release includes forward-looking statements that involve risks and uncertainties relating to future events and the future performance of Regeneron Pharmaceuticals, Inc. ("Regeneron" or the "Company"), and actual events or results may differ materially from these forward-looking statements.  Words such as "anticipate," "expect," "intend," "plan," "believe," "seek," "estimate," variations of such words, and similar expressions are intended to identify such forward-looking statements, although not all forward-looking statements contain these identifying words.  These statements concern, and these risks and uncertainties include, among others, the nature, timing, and possible success and therapeutic applications of products marketed by Regeneron and/or its collaborators (collectively, "Regeneron's Products") and Regeneron's product candidates and research and clinical programs now underway or planned; the likelihood and timing of achieving any of the anticipated milestones described in this press release; unforeseen safety issues resulting from the administration of Regeneron's Products and product candidates in patients, including serious complications or side effects in connection with the use of Regeneron’s Products and product candidates in clinical trials; the likelihood and timing of possible regulatory approval and commercial launch of Regeneron's late-stage product candidates and new indications for Regeneron's Products, including without limitation EYLEA® (aflibercept) Injection, Dupixent® (dupilumab) Injection, Libtayo® (cemiplimab) Injection, Praluent® (alirocumab) Injection, Kevzara® (sarilumab) Injection, fasinumab, evinacumab, REGN-EB3, garetosmab, pozelimab, and REGN1979; the extent to which the results from the research and development programs conducted by Regeneron or its collaborators may be replicated in other studies and lead to therapeutic applications; ongoing regulatory obligations and oversight impacting Regeneron's Products (such as EYLEA, Dupixent, Libtayo, Praluent, and Kevzara), research and clinical programs, and business, including those relating to patient privacy; determinations by regulatory and administrative governmental authorities which may delay or restrict Regeneron's ability to continue to develop or commercialize Regeneron's Products and product candidates; competing drugs and product candidates that may be superior to Regeneron's Products and product candidates; uncertainty of market acceptance and commercial success of Regeneron's Products and product candidates and the impact of studies (whether conducted by Regeneron or others and whether mandated or voluntary), on the commercial success of Regeneron's Products and product candidates; the ability of Regeneron to manufacture and manage supply chains for multiple products and product candidates; the ability of Regeneron’s collaborators, suppliers, or other third parties (as applicable) to perform manufacturing, filling, finishing, packaging, labeling, distribution, and other steps related to Regeneron’s Products and product candidates; coverage and reimbursement determinations by third-party payors, including Medicare and Medicaid; unanticipated expenses; the costs of developing, producing, and selling products; the ability of Regeneron to meet any of its financial projections or guidance and changes to the assumptions underlying those projections or guidance; the potential for any license or collaboration agreement, including Regeneron's agreements with Sanofi, Bayer, and Teva Pharmaceutical Industries Ltd. (or their respective affiliated companies, as applicable), to be cancelled or terminated without any further product success; and risks associated with intellectual property of other parties and pending or future litigation relating thereto (including without limitation the patent litigation and other related proceedings relating to Dupixent and Praluent), other litigation and other proceedings and government investigations relating to the Company and/or its operations, the ultimate outcome of any such proceedings and investigations, and the impact any of the foregoing may have on Regeneron’s business, prospects, operating results, and financial condition.  A more complete description of these and other material risks can be found in Regeneron's filings with the U.S. Securities and Exchange Commission.  Any forward-looking statements are made based on management's current beliefs and judgment, and the reader is cautioned not to rely on any forward-looking statements made by Regeneron.  Regeneron does not undertake any obligation to update publicly any forward-looking statement, including without limitation any financial projection or guidance, whether as a result of new information, future events, or otherwise.

Regeneron uses its media and investor relations website and social media outlets to publish important information about the Company, including information that may be deemed material to investors. Financial and other information about Regeneron is routinely posted and is accessible on Regeneron's media and investor relations website (http://newsroom.regeneron.com) and its Twitter feed (http://twitter.com/regeneron).

Non-GAAP Financial Measures

This press release and/or the financial results attached to this press release include amounts that are considered "non-GAAP financial measures" under SEC rules. As required, Regeneron has provided reconciliations of such non-GAAP financial measures.

###

Contact Information:

Justin Holko	Hala Mirza
Investor Relations	Corporate Communications
914-847-7786	914-847-3422
justin.holko@regeneron.com	hala.mirza@regeneron.com

TABLE 1

REGENERON PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In millions)

	December 31,
	2019	2018
Assets:
Cash and marketable securities	$6,471.1	$4,564.9
Accounts receivable - trade, net	2,100.0	1,723.7
Accounts receivable from Sanofi and Bayer	572.2	519.5
Inventories	1,415.5	1,151.2
Property, plant, and equipment, net	2,890.4	2,575.8
Deferred tax assets	824.2	828.7
Other assets	531.8	370.7
Total assets	$14,805.2	$11,734.5

Liabilities and stockholders' equity:
Accounts payable, accrued expenses, and other liabilities	$1,790.9	$1,352.0
Deferred revenue	1,210.7	916.7
Finance lease liabilities	713.9	708.5
Stockholders' equity	11,089.7	8,757.3
Total liabilities and stockholders' equity	$14,805.2	$11,734.5

TABLE 2

REGENERON PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenues:
Net product sales	$1,286.4	$1,096.4	$4,834.4	$4,106.2
Sanofi collaboration revenue	427.1	427.6	1,426.8	1,111.1
Bayer collaboration revenue	320.8	301.5	1,188.8	1,076.7
Other revenue	135.2	102.3	413.4	416.8
	2,169.5	1,927.8	7,863.4	6,710.8
Expenses:
Research and development	683.1	601.2	3,036.6	2,186.1
Selling, general, and administrative	586.8	491.3	1,834.8	1,556.2
Cost of goods sold	108.5	44.0	362.3	180.0
Cost of collaboration and contract manufacturing	115.4	73.2	419.9	254.1
	1,493.8	1,209.7	5,653.6	4,176.4

Income from operations	675.7	718.1	2,209.8	2,534.4

Other income (expense), net	214.1	(41.9)	219.3	19.1

Income before income taxes	889.8	676.2	2,429.1	2,553.5

Income tax (expense) benefit	(97.8)	144.2	(313.3)	(109.1)

Net income	$792.0	$820.4	$2,115.8	$2,444.4

Net income per share - basic	$7.25	$7.58	$19.38	$22.65
Net income per share - diluted	$6.93	$7.15	$18.46	$21.29

Weighted average shares outstanding - basic	109.2	108.2	109.2	107.9
Weighted average shares outstanding - diluted	114.3	114.8	114.6	114.8

TABLE 3

REGENERON PHARMACEUTICALS, INC.
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME (Unaudited)
(In millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
GAAP net income	$792.0	$820.4	$2,115.8	$2,444.4
Adjustments:
R&D: Non-cash share-based compensation expense	72.4	68.2	250.4	229.0
R&D: Up-front payments related to license and collaboration agreements	30.0	—	430.0	—
SG&A: Non-cash share-based compensation expense	45.4	50.8	167.7	169.2
SG&A: Restructuring-related expenses	35.2	—	35.2	—
SG&A: Litigation contingencies	60.0	30.0	70.0	30.0
COGS and COCM: Non-cash share-based compensation expense	15.7	7.8	46.2	29.2
Other income/expense: (Gains) losses on investments in equity securities	(189.0)	62.9	(118.3)	41.9
Income tax effect of reconciling items above	(4.1)	(36.2)	(169.9)	(92.1)
Income tax expense: Impact of sale of assets between foreign subsidiaries	—	(162.1)	—	(162.1)
Income tax expense: Adjustment to previously recorded charge related to enactment of U.S. Tax Reform Act	—	(56.1)	—	(68.0)
Non-GAAP net income	$857.6	$785.7	$2,827.1	$2,621.5

Non-GAAP net income per share - basic	$7.85	$7.26	$25.89	$24.30
Non-GAAP net income per share - diluted	$7.50	$6.84	$24.67	$22.84

Shares used in calculating:
Non-GAAP net income per share - basic	109.2	108.2	109.2	107.9
Non-GAAP net income per share - diluted	114.3	114.9	114.6	114.8

TABLE 4

REGENERON PHARMACEUTICALS, INC.
COLLABORATION AND OTHER REVENUE (Unaudited)
(In millions)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Sanofi collaboration revenue:
Antibody:
Reimbursement of research and development expenses	$61.2	$64.3	$277.7	$265.3
Reimbursement of commercialization-related expenses	130.6	124.4	479.9	417.2
Reimbursement for manufacturing of commercial supplies	73.4	33.2	206.7	127.6
Regeneron's share of profits (losses) in connection with commercialization of antibodies	104.1	(44.4)	209.3	(227.0)
Other	(0.9)	(11.8)	(1.5)	(24.1)
Immuno-oncology:
Reimbursement of research and development expenses	42.1	86.1	163.0	311.8
Reimbursement of commercialization-related expenses	3.3	2.4	10.3	8.9
Amounts recognized in connection with up-front payments received	18.9	178.6	92.7	243.8
Other	(5.6)	(5.2)	(11.3)	(12.4)
Total Sanofi collaboration revenue	427.1	427.6	1,426.8	1,111.1

Bayer collaboration revenue:
Regeneron's net profit in connection with commercialization of EYLEA outside the United States	298.1	270.8	1,091.4	992.3
Reimbursement of development expenses	7.4	2.4	23.0	10.8
Other	15.3	28.3	74.4	73.6
Total Bayer collaboration revenue	320.8	301.5	1,188.8	1,076.7

Other revenue:
Reimbursement of research and development expenses - Teva	20.0	28.4	122.9	129.5
Reimbursement of research and development expenses - other	57.3	4.7	94.3	17.6
Other	57.9	69.2	196.2	269.7
Total other revenue	$135.2	$102.3	$413.4	$416.8

TABLE 5

REGENERON PHARMACEUTICALS, INC.
NET PRODUCT SALES OF REGENERON-DISCOVERED PRODUCTS (Unaudited)
(In millions)

	Three Months Ended December 31,
	2019			2018			% Change
	U.S.	ROW	Total	U.S.	ROW	Total	(Total Sales)
EYLEA*	$1,222.1	$782.5	$2,004.6	$1,078.9	$724.4	$1,803.3	11%
Libtayo*	60.5	14.2	74.7	14.8	—	14.8	405%
ARCALYST	3.8	—	3.8	2.7	—	2.7	41%
Net product sales recorded by Regeneron	$1,286.4			$1,096.4

Net product sales recorded by Sanofi*:
Dupixent	$605.2	$146.3	$751.5	$258.6	$60.2	$318.8	136%
Praluent	$43.1	$38.3	$81.4	$59.7	$33.5	$93.2	(13%)
Kevzara	$37.6	$22.1	$59.7	$26.6	$8.6	$35.2	70%
ZALTRAP	$2.4	$26.5	$28.9	$2.4	$25.4	$27.8	4%

	Year Ended December 31,
	2019			2018			% Change
	U.S.	ROW	Total	U.S.	ROW	Total	(Total Sales)
EYLEA*	$4,644.2	$2,897.4	$7,541.6	$4,076.7	$2,668.9	$6,745.6	12%
Libtayo*	175.7	18.1	193.8	14.8	—	14.8	**
ARCALYST	14.5	—	14.5	14.7	—	14.7	(1%)
Net product sales recorded by Regeneron	$4,834.4			$4,106.2

Net product sales recorded by Sanofi*:
Dupixent	$1,871.2	$444.4	$2,315.6	$776.3	$145.7	$922.0	151%
Praluent	$126.0	$162.7	$288.7	$181.3	$125.5	$306.8	(6%)
Kevzara	$129.0	$77.7	$206.7	$74.7	$21.9	$96.6	114%
ZALTRAP	$7.3	$101.1	$108.4	$9.0	$98.8	$107.8	1%

* Bayer records net product sales of EYLEA outside the U.S., and Sanofi records net product sales of Libtayo outside the U.S. and global net product sales of Dupixent, Praluent, Kevzara, and ZALTRAP. The Company records its share of profits/losses in connection with (i) sales of EYLEA and Libtayo outside the U.S., and (ii) global sales of Dupixent, Praluent, and Kevzara, within collaboration revenue (see Table 4). Sanofi pays the Company a percentage of aggregate net sales of ZALTRAP.

** Percentage not meaningful